Exhibit 10.8

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

SUBLICENSE AGREEMENT

This Sublicense Agreement (this “Agreement”) between Nalu Medical, Inc., a Delaware corporation having a principal place of business at 690 Lynwood Drive, Encinitas, CA 92024 (“Nalu”) and AcceleMed LLC, a Delaware limited liability company having a principal place of business at 690 Lynwood Drive, Encinitas, CA 92024 (“AcceleMed”), is effective on the 26th day of June, 2015 (“Effective Date”). AcceleMed and Nalu are each referred to herein as such or, individually, as a “party” or, collectively, as the “parties.”

1	BACKGROUND

WHEREAS, AcceleMed has rights to certain Licensed Patents (as defined below).

WHEREAS, Nalu desires to obtain a license under the Licensed Patents in the Territory in the Nalu Field (as defined below), and AcceleMed desires to grant such license, all on the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

2	DEFINITIONS

2.1

“Affiliate” means, with respect to any person, another person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person. “Control” means, as to any Person, beneficial ownership, direct or indirect, of at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), and the terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

2.2

“Co-Exclusive” means that (a) Stanford has granted one licensee other than AcceleMed a license under such Licensed Patent in the Licensed Field of Use (as defined in the Stanford License) in the Licensed Territory (each such license, a “Co-Exclusive License”), (b) subject to Articles 3 and 5 of the Stanford License, Stanford covenanted to AcceleMed that it would not grant any further license under the relevant Licensed Patent in the Licensed Field of Use in the Licensed Territory and (c) AcceleMed will not grant any further license under the relevant Licensed Patents in the Nalu Field In the Licensed Territory.

2.3	“Exclusive” means that, subject to Articles 3 and 5, AcceleMed will not grant further licenses under the exclusively Licensed Patents in the Nalu Field in the Licensed Territory.

2.4	“Fully Diluted Basis” means the total number of shares of a corporate entity’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any stock or stock option plan then in effect.

2.5

“Licensed Patent” means Stanford’s U.S. Patent Application, Serial Numbers 12/485,641 (of docket S09-058A; filed 6/16/2009) (Patent number 8,634,928), 12/485,654 (of docket S09-058B, filed 6/16/2009) (Patent number 8,504,138); 13/734,772 (of docket S11-469; filed on 1/4/2012) (provisional application 61/582,980), 13/591,188 (of docket S12-112; filed 8/21/2012), 61/720,827 (of docket S12-360 filed on 10/31/2012) (PCT/US2013/067882), any foreign patent application corresponding or claiming priority thereto, and any divisional, continuation, or reexamination application, extension, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” includes any continuation-in-part (CIP) patent application filed within three years from the License Effective Date and any patent that issues therefrom.

2.6	“Licensed Product” means a product or part of a product in the Nalu Field:

(A)	the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent.

2.7	“Licensed Territory” means worldwide.

2.8

“Nalu Field” shall mean the treatment or management of (a) neuropathic pain, including but not limited to spinal cord stimulation for pain, peripheral neuropathic pain, diabetic neuropathy, occipital pain and pelvic pain and (b) disease of the bladder and urinary tract, including but not limited to, overactive bladder and treatment of peripheral nerves for the treatment of urinary incontinence disorders and all other known bladder diseases, (c) fecal incontinence and erectile dysfunction. The license specifically excludes treatments to the vagus nerve and vagus nerve bundle for any indication.

2.9

“Net Sales” means all gross revenue derived by Nalu and its sublicensees and affiliates (other than AcceleMed and other entities controlled by AcceleMed) from sales, transfers or other dispositions of Licensed Product. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately accounted for):

(A)	import, export, excise, value-added and sales taxes, and custom duties;

(B)	trade, quantity or cash discounts and customary rebates and chargebacks;

(C)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(D)	costs of installation at the place of use; and

(E)	credit for returns, allowances, or trades.

In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under Section 7.8 shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B), where A is the average gross selling price during the previous calendar quarter of the Licensed Product sold separately and B is the average gross selling price during the previous calendar quarter of the other product(s), component(s) and/or service(s) incorporated in such combination product. In the event that a substantial number of such separate sales were not made during the previous calendar quarter then AcceleMed and Nalu will discuss in good faith an equitable adjustment to the Net Sales for such combination product to fairly reflect the proportion of the value of such combination product reasonably attributable to the Licensed Product component.

2.10

“Nonroyalty Sublicensing Consideration” means any consideration received by Nalu from a sublicensee hereunder in consideration of the grant of rights under the Licensed Patent pursuant to a Sublicense but excluding any consideration for:

(A)	royalties on products sales (royalties on product sales by sublicensees will be treated as if AcceleMed or Nalu made the sale of such product);

(B)	investments in Nalu stock;

(C)	research and development expenses calculated on a fully burdened basis;

(D)	debt;

(E)	reimbursement of out-of pocket patent prosecution and maintenance expenses for Licensed Patents;

(F)	management and consulting fees paid to Nalu; and information and know-how sharing between entities; and

(G)	amounts received for the sale of all or substantially all of the business or assets of Nalu or its assignee(s), whether by merger, sale of stock or assets or otherwise.

2.11

“Pivotal Study” means a pivotal clinical trial of a Licensed Product intended to support a premarket approval application to the FDA submitted pursuant to 21 C.F.R. Part 814 or a 510(k) premarket notification requiring clinical data for clearance.

2.12

“Qualified Financing” shall mean a transaction or series of transactions in which a company receives gross proceeds of $2,000,000 through the sale of its securities or incurrence of any debt, with the principal purpose of raising capital.

2.13	“Stanford” means the Board of Trustees of the Leland Stanford Junior University.

2.14	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents.

2.15

“Stanford License” means the Exclusive (Equity) Agreement between AcceleMed and Stanford relating to the Licensed Patents, dated as of the date hereof (the “License Effective Date”), a copy of which is attached hereto as Exhibit 1.

2.16

“Sublicense” means any agreement between Nalu and a third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Nalu is not considered a Sublicense.

3	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, AcceleMed grants Nalu a sublicense under the Licensed Patent to make, have made, use, import, offer to sell and sell Licensed Products, or otherwise use or practice the Licensed Patent, in each case, in the Nalu Field in the Licensed Territory, which includes:

(A)

an Exclusive sublicense under patent application 13/734,772 of docket S11-469 (provisional application 61/582,980); patent application 13/591,188 of docket S12-112; and patent application 12/485,654 of docket S09-058B (Patent number 8,504,138);

(B)	a Co-Exclusive sublicense under patent application 12/485,641 of docket S09-058A (Patent number 8,634,928); and

(C)	a Co-Exclusive sublicense under patent application 61/720,827 of docket S12-360 (PCT/US2013/067882).

3.2

Exclusivity. Nalu acknowledges that the Stanford License is exclusive for 7 years on the Exclusively and Co- Exclusively Licensed Patent in Section 3.1, which will be extended until the last such Licensed Patent expires if AcceleMed (itself or through a sublicensee) has completed all of the milestones in section 6.1 of the Stanford License and is developing Licensed Product under each of the Licensed Patents or provides a plan (to be approved by Stanford, such approval not to be unreasonably withheld ) to develop Licensed Product under each of the Licensed Patents. Accordingly, the exclusivity granted to Nalu under Section 3.1 above is limited to the interest in the Licensed Patent conveyed to AcceleMed under the Stanford License.

3.3

Co-Exclusivity. Nalu acknowledges that at such time as any Co-Exclusive License expires or is terminated, (a) AcceleMed shall be the exclusive licensee under the relevant Licensed Patent(s), (b) AcceleMed shall promptly notify Nalu of such expiration or termination of such Co-Exclusive License and (c) AcceleMed’s license with respect to the relevant Co-Exclusively licensed Licensed Patent(s) in Section 3.1(B) or 3.1(C) of the Stanford License, as applicable, shall be deemed Exclusive. Accordingly, at such time as any Co-Exclusive License expires or is terminated, the applicable sublicense in Section 3.1(B) or 3.1(C) above shall be deemed Exclusive.

3.4

Nonexclusivity. Nalu acknowledges that under the Stanford License, after the Exclusive term, if AcceleMed’s exclusivity is not extended per section 3.2 of the Stanford License with respect to any Licensed Patent, AcceleMed’s license will be nonexclusive with respect to any such Licensed Patent until the last such Licensed Patent expires and accordingly, that the Nalu’s sublicense under Section 3.1 will be nonexclusive until the last such Licensed Patent expires.

3.5

Retained Rights. Nalu acknowledges that Stanford retained the right, on behalf of itself and all other non-profit research institutions, to practice and use the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. Nalu acknowledges that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Nalu further acknowledges that Stanford and any such other institution have the right to publish any information included in any Licensed Patent.

3.6	Specific Exclusion. AcceleMed does not:

(A)

grant to Nalu any other licenses, implied or otherwise, to any patents or other rights of AcceleMed other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent; or

(B)	agree to furnish to Nalu any technology or technological information other than the Licensed Patent or to provide Nalu with any assistance.

3.7

Maintenance of the Stanford License. AcceleMed shall comply with all of its obligations under the Stanford License and will not terminate the Stanford License or amend the Stanford License in any manner which diminishes the rights of Nalu or increases any obligations of Nalu with respect to the Licensed Rights (“Detriment”) without the consent of Nalu. In the event that AcceleMed amends the Stanford License to obtain more favorable terms from Stanford (e.g., negotiates a lower royalty rate or a higher third party royalty offset) AcceleMed will extend such benefits to Nalu and this Agreement shall be amended to reflect such more favorable terms. In addition, AcceleMed will notify Nalu promptly, if AcceleMed and/or any of its Affiliates receives notice, whether or not there is a cure period, from Stanford that AcceleMed and/or any of its Affiliates is in material breach of the Stanford License, and/or notice from Stanford which purports to terminate the Stanford License or modify the Stanford License in a manner that would cause a Detriment. AcceleMed will and will cause its Affiliates to take prompt and commercially reasonable steps to cure any such breach. AcceleMed acknowledges that any breach of the Stanford License by AcceleMed and/or its Affiliates may result in irreparable damage to Nalu and will entitle Nalu to seek, in addition to any other right or remedy it may be entitled to, specific performance or other equitable remedies without the posting of any bond or other security.

4	SUBLICENSING

4.1

Permitted Sublicensing. Nalu may grant Sublicenses in the Nalu Field only during the Exclusive term. Nalu is allowed to grant a sublicense only if Nalu is developing or selling Licensed Products at the time of the sublicensing grant. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A.

4.2	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee will not further Sublicense;

(C)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(D)

will expressly include the provisions of Articles 9 and 10 for the benefit of Stanford and provisions that allow AcceleMed to comply with its obligations to Stanford under Article 8 of the Stanford License;

(E)	will include the provisions of Section 4.3; and

(F)

will survive the termination of this Agreement, such that all the sublicensee’s obligations to Nalu under such Sublicense, including the payment of royalties specified in the Sublicense, will run directly to AcceleMed or its designee if this Agreement is terminated, in which event, such sublicensee will be deemed a direct licensee of AcceleMed.

4.3	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)	In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)

sublicensee will double the royalty payment owed to AcceleMed on Net Sales of Licensed Products covered by the challenged Licensed Patent sold by Sublicensee during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will pay triple times the royalty payment owed to AcceleMed on Net Sales of Licensed Products covered by the challenged Licensed Patent sold by Sublicensee after such determination, and sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(2)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum;

(3)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)	Sublicensee will provide written notice to Nalu and Stanford at least three months prior to bringing an action seeking to invalidate a Licensed Patent.

Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.4

Copy of Sublicenses and Sublicensee Royalty Reports. Nalu will submit to AcceleMed a copy of each Sublicense, any subsequent amendments and all copies of sublicensees’ royalty reports. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

4.5

Sharing of Sublicensing Income. Nalu will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration it receives for the sublicense of Licensed Patents, as provided below, based on the timing of the sublicensing:

(A)	[***] if done within the first 18 months of License Effective Date;

(B)	[***] if done after 18 months from License Effective Date and before any clinical trial on Licensed Product;

(C)	[***] if done while the Licensed Product is in clinical trials; and

(D)	[***] if done after the Licensed Product has received FDA approval.

4.6	Royalty-Free Sublicenses. If Nalu pays all royalties due AcceleMed from a sublicensee’s Net Sales, Nalu may grant that sublicensee a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

4.7	AcceleMed will provide Nalu with prompt written notice of any required sublicenses granted under the Licensed Patents pursuant to the Stanford License.

5	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States” (subject to waivers available under applicable laws). Nalu will ensure all obligations of these provisions are met.

6	DILIGENCE

6.1

Milestones. Nalu will, itself or through one or more sublicensees, diligently develop, manufacture, and sell Licensed Product and diligently develop markets for Licensed Product. In addition, Nalu will, itself or through one or more sublicensees, meet the milestones shown in Appendix A, and notify AcceleMed in writing as each milestone is met. AcceleMed agrees to grant reasonable extensions to the target dates of any applicable milestone and the subsequent milestones (without payment) if Nalu’s or its sublicensee(s)’s failure to meet the applicable milestones is due to delays which are out of the reasonable control of Nalu (e.g., changes to the regulatory pathways, delays in regulatory review, adverse events during clinical trials and the like), provided that AcceleMed shall not be obligated to grant such extension for more than 2 years in aggregate and any additional request for extension will be subject to discussion by the parties. Without limiting the foregoing, Nalu shall have a one-time right to a single six-month extension of the target date of a diligence milestone, upon payment of an extension fee in the amount of [***] ([***]) for such extension. If Nalu triggers this one extension, the due date for all subsequent milestones will also be extended by 6 months.

6.2

Progress Report. By February 1 of each year, Nalu will submit a written annual report to AcceleMed covering the preceding calendar year. The report will include information sufficient to enable AcceleMed to satisfy its reporting requirements under the Stanford License and for AcceleMed to ascertain progress by Nalu toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Nalu’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product.

6.3	Clinical Trial Notice. Nalu will notify AcceleMed prior to commencing any clinical trials at Stanford.

7	ROYALTIES

7.1	Issue Royalty. Nalu will pay to AcceleMed a noncreditable, nonrefundable license issue royalty of [***] made in 2 payments:

A.	[***] upon signing this Agreement.

B.	[***] due at least thirty (30) days prior to the first anniversary of the License Effective Date.

7.2

Equity Interest. As further consideration, Nalu will grant to Stanford sufficient shares of common stock in Nalu, which, when issued, those shares will represent [***] of the common stock in Nalu on a Fully Diluted Basis. Nalu agrees to provide Stanford with the capitalization table upon which the above calculation is made. Nalu will issue [***] of all shares granted to Stanford pursuant to this Section 7.2 and Section 7.3 directly to and in the name of the inventors to be listed with individual allocations to be provided by Stanford.

7.3

Anti-Dilution Protection. Nalu will issue Stanford, without further consideration, any additional shares of stock of the class issued pursuant to Section 7.2 necessary to ensure that the number of shares issued Stanford pursuant to Section 7.2 and this Section 7.3 does not represent less than the percentage shares listed under Section 7.2 which are issued and outstanding on a Fully-Diluted Basis at any time through the completion of issuance of all shares to be issued in connection with the cumulative equity investment in Nalu from a single or group of investors which totals [***] and at a pre-money valuation of no less than [***].

7.4	Section 7.4 is set forth in Appendix E of this Agreement.

7.5	Section 7.5 is set forth in Appendix E of this Agreement.

7.6	License Maintenance Fee. Nalu will pay AcceleMed a yearly license maintenance fee as follows:

A.	[***];

B.	[***].

Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.10.

7.7	Milestone Payments. Nalu will pay AcceleMed the following milestone payments:

A.	[***];

B.	[***];

C.	[***];

D.	[***];

E.	[***];

F.	[***].

7.8	Earned Royalty. Nalu will pay AcceleMed earned royalties (“Y percent” or “Y%”) on Net Sales as follows:

Nalu will pay AcceleMed earned royalties of [***] of Net Sales. If Nalu must pay earned royalties on Licensed Product to third parties that total more than [***] of Net Sales, the earned royalty payable to AcceleMed will be reduced by [***] for each [***] payable to third parties. For example, if Nalu is obligated to pay a total of [***] of earned royalties on Licensed Product to third parties, the earned royalty payable to AcceleMed will be reduced by [***] of [***] or [***]. In no event will Nalu reduce earned royalties to AcceleMed to below [***].

Accordingly, in the foregoing scenario, the earned royalty payable to AcceleMed will be reduced to 2.0%.

7.9

Earned Royalty if Nalu Challenges the Patent. Notwithstanding the above, should Nalu bring an action seeking to invalidate any Licensed Patent, such a plaintiff will pay royalties to AcceleMed at the rate of [***] percent ([***]) of the Net Sales of all Licensed Products sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the plaintiff is both valid and infringed by a Licensed Product, the plaintiff will pay royalties at the rate of [***] percent ([***]) of the Net Sales of all Licensed Products sold.

7.10	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)	if Nalu pays AcceleMed a $10 maintenance payment for year Y, and according to Section 7.8 $15 in earned royalties are due AcceleMed for

Net Sales in year Y, Nalu will only need to pay AcceleMed an additional $5 for that year’s earned royalties.

(B)

if Nalu pays AcceleMed a $10 maintenance payment for year Y, and according to Section 7.8 $3 in earned royalties are due AcceleMed for Net Sales in year Y, Nalu will not need to pay AcceleMed any earned royalty payment for that year.

7.11

Obligation to Pay Royalties. During the term of this Agreement, a royalty is due AcceleMed under this Agreement for Net Sales with respect to a Licensed Product on a country-by-country basis for Licensed Products sold which, without this Agreement, would infringe Licensed Patent by the manufacture, use, import, offer for sale, or sale of Licensed Products in such countries. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, Nalu will pay AcceleMed an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

7.12

Funded Sublicensees. If AcceleMed has granted one or more sublicenses under the Licensed Patents to any third party(ies), then from and after such time as any third party sublicensee under the Licensed Patents has completed a Qualified Financing (each a “Funded Sublicensee”), AcceleMed shall reasonably consider apportioning the expenses under the Stanford License between or among Nalu and such Funded Sublicensee(s).

7.13	No Escrow. Nalu shall not pay royalties into any escrow or other similar account.

7.14

Currency. Nalu will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Nalu will make royalty payments to AcceleMed in U.S. Dollars.

7.15	Non-U.S. Taxes. Nalu will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to AcceleMed.

7.16	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

7.17	Payment to Stanford. Upon AcceleMed’s written request, Nalu will make any payments owed to AcceleMed under this Agreement directly to Stanford, on AcceleMed’s behalf.

8	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Nalu or a sublicensee, Nalu will submit to AcceleMed a written report (even if there are no sales) and an earned royalty payment within 20 days after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of

Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit AcceleMed to understand how the earned royalties are calculated. With each report Nalu will include any earned royalty payment due AcceleMed for the completed calendar quarter (as calculated under Section 7.8). Upon AcceleMed’s written request, Nalu will provide such reports directly to Stanford on AcceleMed’s behalf.

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Nalu is successful, Nalu will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. Nalu will pay to AcceleMed all applicable royalties and submit to AcceleMed a written report within 60 days after the license terminates. Nalu will continue to submit earned royalty payments and reports to AcceleMed after the license terminates, until all Licensed Products made or imported under the license have been sold. Upon AcceleMed’s written request, Nalu will provide such reports directly to Stanford on AcceleMed’s behalf.

8.4

Accounting. Nalu will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 7 years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable AcceleMed to determine the royalties payable under this Agreement.

8.5

Audit by AcceleMed. Subject to reasonable advance notice and during normal business hours, Nalu will allow AcceleMed and Stanford or their respective designee(s) to examine the records maintained pursuant to Section 8.4 for a period not to exceed the three (3) years prior to the audit request to verify payments made by Nalu under this Agreement, no more than once per each 12-month period.

8.6

Paying for Audit. AcceleMed will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due AcceleMed of 5% or more for the period being audited, the audited party will pay the out-of-pocket audit costs reasonably incurred by AcceleMed.

8.7

Self-audit. Nalu will conduct an independent audit of sales and royalties at least every 2 years if annual sales of Licensed Product are over $15,000,000 during each of the two preceding years. The audit will address, at a minimum, the amount of gross sales by or on behalf of Nalu during the audit period, the amount of funds owed to AcceleMed under this Agreement, and whether the amount owed has been paid to AcceleMed and is reflected in the records of Nalu. Nalu will submit the auditor’s report promptly to AcceleMed upon completion. Nalu will pay for the entire cost of the audit.

9	REPRESENTATIONS AND WARRANTIES

9.1

Negation of Warranties. Nalu acknowledges that AcceleMed was granted the rights under the Stanford License AS IS and WITH ALL FAULTS. Neither AcceleMed nor Stanford makes any representations nor extends any warranties of any kind, either express or implied. Among other things, AcceleMed and Stanford disclaim any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose,

(B)	of non-infringement or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Nalu also acknowledges that neither AcceleMed nor Stanford represents or warrants:

(A)	the validity or scope of any Licensed Patent, or

(B)	that the exploitation of Licensed Patent will be successful.

10	INDEMNITY

10.1

Indemnification. Nalu will indemnify, hold harmless, and defend all Stanford Indemnitees against any third-party claim of any kind arising out of or related to the exercise of any rights granted Nalu under this Agreement or the breach of this Agreement by Nalu; provided that:

(A)	Nalu receives prompt written notice of such claim from Stanford;

(B)	Nalu shall have the first right to defend or settle any such claim and, if Nalu elects to exercise such first right, the exclusive right to control the defense or settlement thereof.

10.2

No Indirect Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.    In addition, Nalu agrees that Stanford shall not be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise, arising from this Agreement.

10.3	Workers’ Compensation. Nalu will comply with all statutory workers’ compensation and employers’ liability requirements for activities that it performs under this Agreement.

10.4

Insurance. During the term of this Agreement, Nalu will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover its obligations hereunder. The insurance will provide minimum limits of liability of [***] for Nalu. All such insurance will include all Stanford Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 30 days of the Effective Date of this Agreement, Nalu will furnish to AcceleMed and Stanford a Certificate of Insurance evidencing primary coverage and additional insured requirements. Nalu will provide to AcceleMed and Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Nalu will advise AcceleMed and Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Nalu will be primary coverage with respect to Nalu’s obligations hereunder; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.

11	EXPORT

Nalu shall, and shall obligate its sublicensees hereunder to, comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to US export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the US Department of the Treasury (31 CFR 500600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Nalu hereby gives written assurance that it will comply with all United States export control laws and regulations.

12	MARKING

Before any Licensed Patent issues, Nalu will mark its Licensed Products with the words “Patent Pending.” Otherwise, Nalu will mark its Licensed Products with the number of any issued Licensed Patent, to the extent required by the applicable patent marking laws.

13	STANFORD NAMES AND MARKS

13.1

Nalu will not use (i) Stanford’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford, or (iii) the name of any Stanford faculty member, employee, student or volunteer without the prior written consent of Stanford. Permission may be withheld at Stanford’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media.

14	PROSECUTION AND PROTECTION OF PATENTS

14.1

Patent Prosecution. Following the Effective Date and subject to Stanford’s approval, AcceleMed or its designee will be responsible for preparing, filing, and prosecuting broad and extensive patent claims (including any interference or reexamination actions) for Stanford’s benefit in the Licensed Territory and for maintaining all exclusively Licensed Patents. AcceleMed or its designee (a) shall keep Nalu reasonably informed as to the status of the Licensed Patents, (b) shall consult with Nalu in a timely manner concerning (i) the scope and content of patent applications within the Licensed Patents prior to filing such patent applications, and (ii) the content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of such patent applications and (c) shall follow Nalu’s reasonable requests regarding patent claims in or covering the Nalu Field; provided that Stanford will have final approval on how to proceed with any substantive actions in prosecuting the Licensed Patents.    At AcceleMed or Stanford’s request, Nalu will provide information and assistance to AcceleMed and Stanford, as applicable, to ensure that the exclusively Licensed Patent is as extensive as possible. Nalu agrees that Stanford is the client of record for the attorney prosecuting the exclusively Licensed Patents and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement.

14.2	Patent Costs. Within 30 days after receiving a statement from AcceleMed, Nalu will pay to AcceleMed:

(A)

$[***] at 6 months after the License Effective Date, to offset Exclusively and Co-exclusively Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford before the License Effective Date. The remaining balance of approximately $[***] incurred before the License Effective Date is to be reimbursed 2 years from the License Effective Date;

(B)

for all Exclusively and Co-Exclusively Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by AcceleMed or its designee after the License Effective Date unless such expenses are paid directly to Stanford by or on behalf of Nalu.

(C)	For non-exclusive licenses, there will be no patent costs paid by Nalu.

Nalu may elect to stop paying prosecution or maintenance expenses related to any Licensed Patent by providing AcceleMed with sixty (60) days prior written notice of such election. Upon the expiration of such sixty (60) day period, Nalu’s payment obligations with respect to such Licensed Patent, as well as Nalu’s license under such Licensed Patent, shall terminate. Notwithstanding the foregoing, in the event that AcceleMed grants a sublicense under the Licensed Patents to an Affiliate or third party, AcceleMed shall provide Nalu with prompt written notice thereof, and AcceleMed will use reasonable efforts to allocate the prosecution and maintenance expenses related to such Licensed Patents on a pro rata basis between Nalu and such additional sublicensee(s).

14.3	Patent Enforcement.

(A)

If either party, directly or through an Affiliate or sublicensee (or in the case of AcceleMed, through Stanford), learns of any actual or possible, direct or indirect, infringement of the Licensed Patents by another person or entity by the manufacture, sale, import, use or other exploitation of a product or service in the Nalu Field (a “Competing Product Infringement”), it shall promptly provide written notice to the other party of such Competing Product Infringement and shall promptly supply such other party with all evidence it possesses pertaining to such Competing Product Infringement.

(B)

As between Nalu and AcceleMed, Nalu (directly or through its designee) shall have the first right, but not the obligation, to seek to abate any Competing Product Infringement or to file suit against an infringing person or entity with respect to such Competing Product Infringement (each, an “Competing Product Infringement Action”). In the event Nalu exercises it right to initiate a Competing Product Infringement Action, it will so notify AcceleMed and AcceleMed will in turn notify Stanford in writing of its appointment of Nalu (or Nalu’s specified designee) as AcceleMed’s designee in connection with such action. Nalu shall keep AcceleMed reasonably informed of the progress of any such Competing Product Infringement Action. AcceleMed shall cooperate fully with Nalu, including, either as required by law or at the request of Nalu, by joining as a nominal party, cooperating with Stanford to enable Nalu (and its designee(s)) to exercise such rights) and executing such documents as may reasonably be required for such Competing Product Infringement Action, all at the expense of Nalu. In the event that Nalu desires or is required to join Stanford as a party in a Competing Product Infringement Action, such joinder will be in accordance with the terms and conditions described in Section 14.4 of the Stanford License.

(C)

If Nalu does not initiate a Competing Product Infringement Action within 120 days of a request by Stanford to do so (which request may be made directly to Nalu or relayed through AcceleMed), it is understood that Stanford may institute and prosecute a Competing Product Infringement Action so long as it conforms with the requirements of Section 14.6 of the Stanford License.

(D)	Any recovery (whether by settlement or otherwise) obtained as a result of a Competing Product Infringement Action shall be shared as follows:

(1) AcceleMed, if joined or cooperating in such action, shall first be entitled to recover its out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action; and

(2) any remainder of recovery shall be retained by Nalu.

(E)

The non-controlling party shall, at the reasonable request and expense of the party controlling any enforcement or declaratory action under this Section 14.3, fully cooperate with the controlling party, including making available relevant records, papers, information, samples, specimens, and the like. The party controlling the enforcement shall keep the non-controlling party reasonably informed of the progress of such action, and the non-controlling party shall have the right to participate in such enforcement or declaratory action with counsel of its own choice at its own expense.

14.4

Subordination to Stanford License. The obligations of AcceleMed and the rights of Nalu under Sections 14.1 and 14.3 shall be subject to and limited by terms of Article 14 of the Stanford License. To the extent AcceleMed has the right to do so under the terms of Article 14 of the Stanford License, AcceleMed shall cooperate with Nalu to prosecute and enforce such Licensed Patents in the same manner as set forth in Sections 14.1 and 14.3 above. Without limiting the foregoing, AcceleMed agrees to take such steps as are reasonably requested by Nalu to extend to Nalu the rights and benefits provided to AcceleMed under Article 14 of the Stanford License, including by taking reasonable measures to ensure that Stanford will diligently pursue any action initiated by Stanford and keeping Nalu reasonably apprised of all developments in the suit, seeking Nalu’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of a Licensed Patent, ensuring that Stanford does not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Nalu’s interests without Nalu’s prior written consent, and otherwise enabling Nalu to exercise AcceleMed’s rights under Article 14 of the Stanford License for the benefit of Nalu hereunder.

15	TERMINATION

15.1	Termination by Nalu. Nalu may terminate this Agreement by giving AcceleMed written notice at least 30 days in advance of the effective date of termination selected by Nalu.

15.2	Termination by AcceleMed.

(A)	AcceleMed may also terminate this Agreement if Nalu:

(1)	misses a milestone described in Appendix A, subject to Nalu’s right to extend the target timeline pursuant to Section 6.1;

(2)	is materially delinquent on any report or payment;

(3)	is not using commercially reasonable efforts in diligently developing and commercializing Licensed Product;

(4)	is in material breach of any provision; or

(5)	provides any materially false report.

(6)	Termination under this Section 15.2 will take effect 60 days after written notice by AcceleMed unless Nalu remedies the problem in that 60-day period.

(B)

Notwithstanding the foregoing, in the event that any of the circumstances listed in clauses (A)(2)-(5) above is due to the actions or inactions of an individual sublicensee, (1) AcceleMed shall not have the right to terminate this Agreement if Nalu promptly terminates the Sublicense with such sublicensee and (2) in the event that Nalu is unable or unwilling to terminate such Sublicense, AcceleMed shall have the right to terminate this Agreement solely with respect to the field of use granted to the sublicensee that caused the default, and such termination of a field of exclusive or nonexclusive Licensed Patent is not converted into a nonexclusive license as described in Section 3.4.

(C)

If Nalu disputes in good faith an alleged material breach within the 60-day cure period specified in this Section 15.2, this Agreement shall not terminate unless an arbitrator determines that this Agreement was materially breached, and Nalu fails to cure such breach within 60 days after such determination.

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	Nalu’s obligation to pay royalties accrued;

(B)	any claim of Nalu or AcceleMed, accrued or to accrue, because of any breach or default by the other party;

(C)	the provisions of Articles 8.2, 8.3, 8.4, 9, 10, 13, 15.3, 17 and 19 are intended to survive; and

(D)	any sublicenses granted hereunder (in the manner provided in Section 4.3(F)).

16	ASSIGNMENT

16.1

Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may, without such consent, assign this Agreement and its rights, obligations and interests, in whole or in part, to any of its affiliates or to a third party that succeeds to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. For clarity, each party may exercise its rights and/or perform its obligations under this Agreement through one or more of its affiliates.

16.2	Any Other Assignment. Any other attempt to assign this Agreement by a party without the prior written consent of the other party is null and void.

16.3

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, the assigning party will be released of liability under this Agreement and the any reference to the assigning party (“AcceleMed” or “Nalu”, as applicable) in this Agreement will mean the assignee.

17	DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. Subject to Section 17.2, the parties agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach hereof, shall be finally settled by binding arbitration in San Francisco,

California under the then current rules of the Judicial Arbitration and Mediation Services (JAMS) by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either party. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys’ fees and expert witness fees. Nothing in this Section 17.1 shall preclude either party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 17.1 necessary to protect the interests of such Party.

17.2

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18	NOTICES

18.1

Legal Action. Nalu will provide written notice to AcceleMed and Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Nalu will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2

All Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two days after such mailing, to the party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such party will have last given by notice to the other party.

All general notices to Nalu are mailed or emailed to:

Name:         Keegan Harper

Address:     [***]

                   [***]

Email:        [***]

All financial invoices to Nalu (i.e., accounting contact) are e-mailed to:

Name:        [***]

Email:        [***]

All progress report invoices to Nalu (i.e., technical contact) are e-mailed to:

Name:        [***]

Email:        [***]

All general notices to AcceleMed are mailed or emailed to:

Name:        [***]

Address:     [***]

                   [***]

Email:        [***]

All payments to AcceleMed are mailed to:

Name:        [***]

Email:        [***]

All progress reports to AcceleMed are e-mailed to:

Name:        [***]

Email:        [***]

All general notices to Stanford are e-mailed or mailed to:

[***]

[***]

[***]

[***]

[***]

All payments to Stanford are mailed to:

[***]

[***]

[***]

[***]

[***]

All progress reports to Stanford are e-mailed or mailed to:

[***]

[***]

[***]

[***]

[***]

19	MISCELLANEOUS

19.1

Confidentiality. AcceleMed shall maintain the terms of this Agreement as well as the reports and any information provided by Nalu to AcceleMed hereunder, including information provided pursuant to Sections 4.4, 6.2, 7.6, 8.1, 8.3, 8.5 and 8.7 of this Agreement, in confidence and not disclose such information or reports to any third party, except as required by law. AcceleMed’s obligation of confidentiality hereunder shall be fulfilled by using at least the same degree of care with Nalu’s confidential information as AcceleMed uses to protect its own confidential information.

19.2

Cooperation With Respect to Stanford License. AcceleMed agrees to cooperate with Nalu as reasonably requested in writing by Nalu, to extend and make available to Nalu any rights and/or benefits available under the Stanford License, to the extent applicable to the rights granted to Nalu hereunder. Without limiting the foregoing, AcceleMed shall keep Nalu informed as to AcceleMed’ communications with Stanford that may affect Nalu’s rights or obligations hereunder, and to the extent that Nalu obtains Stanford’s agreement to modify, amend, or otherwise alter or waive any performance, obligation, or provision of the Stanford License as it applies to Nalu, AcceleMed agrees to take such actions and execute such documents as Nalu may reasonably request in writing to effect the same.

19.3

Choice of Law. This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to principles of conflicts of law.

19.4

Force Majeure. In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party (“Force Majeure Event”), the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of the Force Majeure Event, but no less than the duration of the Force Majeure Event itself.

19.5

No Waiver. A waiver, express or implied, by either AcceleMed or Nalu of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

19.6

Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement, and the remainder of the Agreement shall remain in full force and effect.

19.7	Interpretation. All headings are inserted for convenience of reference only and shall not affect its meaning or interpretation.

19.8

Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

19.9

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may be executed through electronic (including .pdf) or facsimile transmitted signature.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

NALU MEDICAL, INC.

Signature	/s/ Keegan Harper

Name	Keegan Harper

Title	President and Chief Executive Officer

Date

ACCELEMED LLC.

Signature	/s/ Michael Partsch

Name	Michael Partsch

Title	Managing Member

Date

Exhibit 1 — Stanford License

Appendix A — Milestones

These milestones may be achieved by Nalu solely or together with sublicensees of Nalu:

1) [***].

2) [***].

3) [***].

4) [***].

5) [***].

6) [***].

7) [***].

8) [***].

Appendix B — Sample Reporting Form

Stanford Docket No. S    -

This report is provided pursuant to the sublicense agreement between AcceleMed and Nalu

Sublicense Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Revenue	$
Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

Appendix C — Client and Billing Agreement

The Board of Trustees of the Leland Stanford Junior University (“STANFORD”); and __________________ a Corporation of the State of ____________ with a principal place of business at ________________, (“NALU”); have agreed to use the law firm of _______________________ (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, NALU is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1. FIRM can interact directly with NALU on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions. In addition, as prosecution proceeds, FIRM will notify STANFORD if there is any change in inventorship from the originally filed application.

2. NALU is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice NALU and NALU must pay FIRM directly for all charges. If STANFORD requests, STANFORD will be copied on all invoices and payments. FIRM must inform STANFORD within 90 days if the licensee is delinquent on payment. Otherwise, STANFORD will not be responsible for those expenses.

3. Notices and copies of all correspondence should be sent to the following:

To NALU:

Name, Title

Nalu Name

Address

To STANFORD:

Name

[***]

[***]

[***]

[***]

To FIRM:

Attorney Name

Law Firm Address

4. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

ACCEPTED AND AGREED TO:

STANFORD

By:
Name:	Katharine Ku
Title:	Director
Date:

Nalu Name

By:
Name:
Title:
Date:

Law Firm Name

By:
Name:
Title:
Date:

Appendix D—Left Blank Intentionally

Appendix E — Equity Purchase Rights

7.4	Purchase Right.

(A)

Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 (the “Purchase Right”). For purposes of this Agreement:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2)

“Qualifying Offering” means a private offering of Nalu’s equity securities (or securities convertible into or exercisable for Nalu’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford.

(3)	“Share” means:

(i)	[***] with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)

with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in Nalu on a Fully-Diluted Basis.

(4)

“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least [***] in size or (ii) involves the sale to outside investors of at least [***] of the securities outstanding after such round on a Fully-Diluted Basis.

(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)

Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.4 and Section 7.5 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering; and

(3)

Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within 90 days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in Nalu’s notice to Stanford.

(C)

The Purchase Right shall not apply to the issuance of securities: (i) to employees, current members of Nalu’s Board of Directors and other service providers pursuant to a plan approved by Nalu’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that Nalu’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Nalu (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Nalu); or (iv) to shareholders of another corporation in connection with the acquisition of that corporation by Nalu.

(A)

(D) For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 shall not reduce the number of securities Stanford may purchase under this Section 7.4 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Nalu’s securities it has the right to acquire under Section 7.2 or 7.3 above.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)

Nalu shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, Nalu shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any board representation or board meeting attendance rights;

(2)

In connection with all Qualifying Offerings, Nalu shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of shares among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the number of shares it is entitled to purchase in such offering; and

(3)	Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to Nalu within 15 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receipt of Nalu’s notice (“Notice Period”).

(B)

(C) If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Nalu for other purposes, so long as Stanford holds Nalu’s securities, Nalu shall furnish to Stanford, upon request and as promptly as reasonably practicable, Nalu’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of Nalu’s units and other securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Nalu.

(C)

(E) Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to pvfnotices@stanford.edu; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.